[Letterhead of Sullivan & Cromwell LLP]

May 23, 2013
WellCare Health Plans, Inc.,
    8725 Henderson Road,
        Renaissance 1,
            Tampa, Florida 33634.
Ladies and Gentlemen:
In connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 3,200,000 shares (the “Securities”) of Common Stock, par value $0.01 per share, of WellCare Health Plans, Inc., a Delaware corporation (the “Company”), issuable under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “Plan”), we, as counsel to the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities have been duly authorized, and when offered and sold pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied on as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP